Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) is effective as of September 17, 2009, by and between Micromet, Inc. (hereinafter the “Company”) and Jan Fagerberg M.D., Ph.D. (hereinafter “Executive”).

Whereas, the Company desires to employ the Executive to provide personal services to the Company and its wholly-owned subsidiary Micromet AG (the “Subsidiary”, and together with the Company collectively referred to as “Micromet”), and wishes to provide the Executive with certain compensation and benefits in return for his services; and

Whereas, the Executive wishes to be employed by the Company and provide personal services to Micromet in return for certain compensation and benefits;

Now, therefore, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.	Employment by the Company

1.1           Position.  Subject to terms set forth herein, the Company agrees to employ the Executive in the position of Senior Vice President and Chief Medical Officer, and the Executive hereby accepts such employment.  During his employment with the Company, the Executive will devote his best efforts and substantially all of his time and attention to the business of the Company, except as provided in Section 4 below and for vacation periods and reasonable periods of illness or other incapacities in accordance with Micromet’s general employment policies.

1.2           Duties.  The Executive will serve in an executive capacity performing such duties as are normally associated with his then current position and such duties as are assigned to him from time to time, subject to the oversight and direction of the Chief Executive Officer and the Company’s Board of Directors (the “Board”) or a committee of the Board.  Upon termination of this Agreement pursuant to Section 6, the Executive agrees to resign from all functions which he exercised or assumed on the basis of or in connection with the Executive’s employment by the Company, including as a director or officer of the Company or its subsidiaries, subject to any applicable legal requirements regarding such resignation.

1.3           Location.  The Executive’s primary office location will be at the corporate offices of the Subsidiary in Munich, Germany.  With the approval of the Company, the Executive may perform his duties at places other than at his primary office location. In addition, the Company reserves the right to reasonably require the Executive to perform his duties at places other than at his primary office location from time to time, and to require reasonable business travel.

1.4           Term. The term of this Agreement will commence on November 1, 2009 (the “Start Date”), and will continue until terminated by the Executive or the Company in accordance with Section 6.

1.5           Policies and Procedures.  The employment relationship between the parties will also be subject to the Micromet’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Micromet’s sole discretion. If the terms of this Agreement differ from or are in conflict with the Micromet’s personnel policies or procedures, this Agreement will control. If the Company’s and the Subsidiary’s personnel policies or procedures differ from or are in conflict with each other, the Subsidiary’s policies and procedures will control.

2.	Compensation

2.1           Base Salary.  For services rendered hereunder by the Executive pursuant to this Agreement, the Executive will receive an annualized base salary of two hundred fifty thousand Euros (€250,000) as may be increased from time to time by the compensation committee of the Board at its discretion (the “Base Salary”), payable in accordance with Micromet’s regular payroll schedule (but not less frequently than monthly), less any payroll withholding and deductions in accordance with applicable law and the Micromet’s general employment policies or practices.

2.2           Bonus.  The Executive will participate in the Company’s Management Incentive Compensation Plan (the “MICP”) adopted by the Company from time to time or in such other bonus plan as the Board may approve for the senior executive officers of the Company.  Except as otherwise provided in this Agreement, the Executive’s participation in and benefits under any such plan will be on the terms and subject to the conditions specified in the governing document of the particular plan.

2.3          Standard Company Benefits.

 (a)           The Executive will be eligible to participate on the same basis as similarly situated employees in the Subsidiary’s benefit plans in effect from time to time during his employment.  All matters of eligibility for coverage or benefits under any benefit plan will be determined in accordance with the provisions of such plan.  The Subsidiary reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

 (b)           The Executive is entitled to annual paid time off (“PTO”) in accordance with the Subsidiary’s standard policies and as otherwise provided for senior executive officers, but in no event less than thirty (30) working days.  Working days are all calendar days with the exception of Saturdays, Sundays, and the public holidays in Munich, Germany.  The Executive will coordinate the periods of PTO reasonably in advance with the other executive officers of the Company, and the timing of such PTO will be subject to the prior approval of the Chief Executive Officer.

2.4           Insurance.  The Company will have the right to take out life, health, accident, “key-man” or other insurance covering the Executive, in the name of the Company and at the Company’s expense and for the Company’s benefit, in any amount deemed appropriate by the Company.  The Executive will assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

2.5           Business Expenses.  The Company will reimburse the Executive for reasonable Company-related travel, entertainment, professional licensing, continuing education and other expenses reasonably incurred by the Executive on behalf of the Company pursuant to the Company’s expense reimbursement policy for its employees.

2.6          Equity Compensation.

(a)          Initial Stock Option.  Subject to approval by the Board (or any committee thereof), the Executive will be granted an option to purchase 250,000 shares of Common Stock of the Company (the “Initial Stock Option”) in accordance with the Company’s option grant policy.  The Initial Stock Option will be subject to the Micromet, Inc. Amended and Restated 2003 Equity Incentive Award Plan (the “Plan”) and the Company’s standard form of stock option agreement, which the Executive will be required to execute in order to make this grant effective.

(b)          Participation in Future Grants.  In addition to the Initial Stock Option, the Executive will be eligible to participate in any equity or other employee benefit plan that is generally available to senior executive officers of the Company.  Except as otherwise provided in this Agreement, the Executive’s participation in and benefits under any such plans will be on the terms and subject to the conditions specified in the governing document of the particular plan.

(c)          Acceleration of Vesting. The provisions concerning vesting pursuant to clauses (i), (ii) and (iii) below will be cumulative, and are hereby deemed to be a part of all stock options, including the Initial Stock Option, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, (each a “Stock Award”) and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

(i)           If the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or as a result of the Executive’s death or Disability (all as defined in Section 6 below), the Executive’s outstanding unvested Stock Awards that would have vested over the twelve (12) month period following the date of termination had the Executive remained continuously employed by the Company during such period, will be automatically vested and exercisable on the date of termination.  For purposes of this Section 2.6(c), the definition of Cause, Good Reason and Disability in Section 6 of this Agreement supersedes any such definitions in the Plan.

(ii)          On the effective date of a Change of Control (as defined in the Plan), fifty percent (50%) of the Executive’s outstanding unvested Stock Awards will be automatically vested and exercisable. The portion of any outstanding Stock Award that remains unvested after the application of the accelerated vesting under this Section will continue to vest on the same schedule, but the number of shares vesting on each installment will be reduced on a pro rata basis to take into account the accelerated vesting herein.

(iii)         If this Agreement is terminated by the Company without Cause or by the Executive for Good Reason within six (6) months prior to or twenty-four (24) months following a Change of Control, all of the Executive’s outstanding unvested Stock Awards will be automatically vested and exercisable on the later of the date of termination or the Change of Control. Such Stock Awards will be fully vested and exercisable at the exercise price of the previously terminated Stock Awards, provided that the Executive agrees to exercise such Stock Awards within the then current calendar year. If any such unvested Stock Awards have been terminated, the Company will make a cash payment to the Executive equal to the economic value of the terminated Stock Award to the Executive at the time of the Change of Control (calculated for stock options as the difference between the exercise price of the option and the fair market value of the shares underlying the option at the time of the Change of Control, and for stock awards as the fair market value of the shares at the time of the Change of Control).

3.	D&O Insurance and Indemnification

3.1           D&O Insurance.  The Company will obtain and maintain at the Company’s expense during the term of this Agreement and for six (6) years thereafter liability insurance for the directors and officers of the Company (D&O insurance) in the amount of at least US$ 10 million for any acts or omissions of the Executive covered by the applicable insurance policy.

3.2           Indemnification.  The Company and the Executive will enter into a separate indemnification agreement, and the Company will indemnify the Executive in accordance with the terms of such agreement.

4.	Outside Activities During Employment

4.1           Exclusive Employment.  The Executive will not to engage in any business activity which, in the reasonable judgment of the Chief Executive Officer, is likely to interfere with the Executive’s ability to discharge his duties and responsibilities to the Company.  The Executive may engage in civic and not-for-profit activities, and participate in industry associations so long as such activities do not materially interfere with the performance of his duties hereunder.  The Executive agrees that he will not join any boards, other than community and civic boards and boards of industry associations which do not interfere with his duties to the Company, without the prior approval of the Board.  Notwithstanding the above, the Executive may provide consulting services to his current employer TopoTarget A/S for a period of up to three (3) months from the Start Date to the extent that such services do not interfere with the performance of the Executive’s job responsibilities for the Company.

4.2           No Adverse Interests.  Except as permitted by Section 4.3, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or engage in any business that creates a conflict of interest with his duties of loyalty to the Company.

4.3           Non-Competition during Term of Agreement.  During the term of this Agreement, except on behalf of the Company or as expressly authorized by the Board, the Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he or his immediate family may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation will not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.	Proprietary Information Obligations

As a condition of employment, the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A, which may be amended by the parties from time to time without regard to this Agreement.  The Proprietary Information and Inventions Agreement contains provisions that are intended by the parties to survive and that do survive termination or expiration of this Agreement.

6.	Termination Of Employment

The parties acknowledge that the Executive’s employment with the Company is terminable at will.  The provisions of in this Section governing the amount of compensation, if any, to be provided to the Executive upon termination of employment do not alter this at will status.

6.1          Termination by the Company for Cause

(a)           The Company may terminate this Agreement at any time for Cause by written notice to the Executive effective upon receipt.  “Cause” means that the Board of Directors has determined in good faith that the Executive has engaged in any of the following: (i) a material breach of this Agreement or any other written agreement between the Executive and the Company; (ii) gross negligence or gross misconduct in the performance of his duties; (iii) the commission of any act or omission constituting dishonesty or fraud that is injurious to the Company or any successor or affiliate thereof; (iv) any conviction of, or plea of “guilty’ or “no contest” to, a felony; (v) conduct by the Executive which demonstrates gross unfitness to serve; (vi) failure to attempt in good faith to implement a clear, reasonable and legal directive of the Company’s Chief Executive Officer, the Board or any Board committee; (vii) persistent and severe unsatisfactory performance of job duties; or (viii) breach of a fiduciary duty.

(b)           If the Company terminates this Agreement for Cause, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, and (ii) for any accrued PTO not taken at the time of termination.  The Executive will not be entitled to receive any Severance Benefits (as defined in Section 6.2 below), unpaid bonuses or other compensation, except as set forth in Section 6.1(c) below.

(c)           If the Company terminates this Agreement for Cause solely on the basis of Section 6.1(a)(vii) above, provided that the Executive executes and does not revoke a Release as provided in Section 7 and complies with Section 6.7(b), the Company will pay the Executive, in lieu of any other severance benefits, an amount equal to three (3) months of the Executive’s Base Salary on the date of termination.  The payment due pursuant to this Section 6.1(c) will be payable as a lump sum payment no later than the first business day following the date on which the Executive’s right to revoke any waiver and release of legal claims has expired. In addition, the Executive’s outstanding unvested Stock Awards that would have vested over the three (3) month period following the date of termination had the Executive remained continuously employed by the Company during such period, will be automatically vested and exercisable on the date of termination.

6.2          Termination by the Company without Cause.

(a)          The Company may terminate this Agreement at any time without Cause by written notice to the Executive effective upon receipt or on a later termination date agreed with the Executive.

(b)          If the Company terminates the Executive’s employment without Cause, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken at the time of termination, and (iii) any other amounts to which the Executive is entitled at the time of termination under any bonus or compensation plan or practice of the Company; provided, however, that any bonus payments under the MICP will be governed by Section 6.2(c)(ii) below and not this Section.

(c)          In addition, and provided that the Executive executes and does not revoke a Release as provided in Section 7 and complies with Section 6.7(b), the Company will pay or grant the Executive, in lieu of any other severance benefits or any other compensation, the benefits set forth in this subsection (c) below (“Severance Benefits”); provided, however, that if the Company has established any compensation plan or severance benefit that is more favorable to the Executive than any of the Severance Benefits, the Company will pay to the Executive such more favorable benefit in lieu of the corresponding Severance Benefit set forth below:

(i)           An amount equal to the Base Salary for a period of twelve (12) months from the date of termination, less any payroll withholding and deductions due on such salary in accordance with applicable law, payable as a lump sum payment no later than the first business day following the date on which the Executive’s right to revoke any waiver and release of legal claims has expired;

(ii)          If, at the time of termination of this Agreement, the Company has not yet paid to the Executive a bonus under the MICP for the year preceding the year in which this Agreement is terminated, the Executive will be eligible for such bonus on the same basis as other executive level employees, and if other executive level employees receive a bonus under the MICP for the preceding year, the Company will pay the Executive the bonus pursuant to the MICP; provided, however, that the percentage of the Company’s achievement of corporate goals which is used in the calculation of a portion of such bonus, will be the same as the percentage established by the compensation committee of the Board for other executive level employees; and provided further that the percentage of the Executive’s achievement of his personal goals for the preceding year, which is used in the calculation of a portion of such bonus, will not be less than the average of the percentages achieved in the preceding three (3) years.

(iii)         A Bonus for the year in which this Agreement is terminated prorated for the period during such year the Executive was employed prior to the date of termination (or the full amount of the Bonus if the Executive’s employment is terminated within six (6) months prior to or twelve (12) months following a Change of Control), payable as a lump sum payment no later than the first business day following the date on which the Executive’s right to revoke any waiver and release of legal claims has expired; “Bonus” means the average of the bonuses awarded to the Executive for each of the three (3) fiscal years prior to the date of termination, or such lesser number of years as may be applicable if the Executive has not been employed for three (3) full years on the date of termination.  For purposes of determining the Executive’s Bonus, to the extent the Executive received no bonus in a year in which other executives received bonuses, such year will still be taken into account (using zero (0) as the applicable bonus) in determining the Executive’s Bonus, but if the Executive did not receive a bonus for a year in which no executive received a bonus, such year will not be taken into account and if any portion of the bonuses awarded to the Executive consisted of securities or other property, the fair market value thereof will be determined in good faith by the Board;

(iv)          Acceleration of vesting of Stock Awards pursuant to the applicable subsection of Section 2.6(c);

(v)           During the period beginning on the first business day following the date on which the Executive’s right to revoke any waiver and release of legal claims has expired and ending on the earlier of the date (1) which is twelve (12) months following the date of termination or (2) on which the Executive has accepted a full time position, executive-level outplacement services at the Company’s expense, not to exceed €15,000, by a firm selected by the Executive from a list compiled by the Company; and

(vi)          Payment due pursuant to Section 2.4 for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or until the Executive’s next employer agrees to assume such payments, if earlier).

(d)          The Company will have the right to withhold further payments of unpaid Severance Benefits upon its notice to the Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that the Executive has breached any of his post-termination obligations to the Company under applicable laws and as defined in this Agreement and the PIIA.

6.3          Termination by Executive for Good Reason.

(a)           If the Executive has not previously received a notice of termination from the Company, the Executive may terminate this Agreement at any time for Good Reason by written notice to the Company as provided below.  “Good Reason” means: (i) any material diminution of the Executive’s authority, duties or responsibilities; (ii) any reduction by the Company in the Executive’s Base Salary; (iii) a relocation of the Executive’s place of employment to a location in excess of 50 miles from the Company’s current offices in Munich, Germany, if the Executive has relocated his primary residence to the Munich metropolitan area; (iv) any material breach of this Agreement by the Company; (v) any failure to pay the Executive the earned bonus for any period under the MICP or any other bonus or incentive plan adopted by the Company, if a majority of other officers of the Company or any successor or affiliate have been paid bonuses for such period under such plan, which, for purposes of this provision, will be a material breach of this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company which, for purposes of this provision, will be a material breach of this Agreement. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act or an applicable state leave law will not be a Good Reason for purposes of this Agreement; provided, however, that it will only be deemed Good Reason if (i) the Company is given written notice from the Executive within ninety (90) days following the first occurrence of a condition that the Executive considers to constitute Good Reason describing the condition and the Company fails to remedy such condition within thirty (30) days following such written notice, and (ii) the Executive resigns from employment effective on a date that is within ninety (90) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

(b)           If the Executive terminates this Agreement for Good Reason, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken at the time of the receipt of the notice of termination, and (iii) any other amounts to which the Executive is entitled at the time of termination under any bonus or compensation plan or practice of the Company provided, however, that any bonus payments under the MICP will be governed by Section 6.2(c)(ii) and not this Section.

(c)           In addition, provided that the Executive executes and does not revoke a Release as provided in Section 7 and complies with Section 6.7(b), the Company will pay or grant the Executive, in lieu of any other severance benefits or any other compensation, the Severance Benefits set forth in Section 6.2(c).

(d)           The Company will have the right to withhold further payments of unpaid Severance Benefits upon its notice to the Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that the Executive has breached any of his post-termination obligations to the Company under applicable laws and as defined in this Agreement and the PIIA.

6.4          Termination by Executive Without Good Reason.

(a)           The Executive may terminate this Agreement at any time without Good Reason effective thirty (30) days after written notice to the Company or on such other termination date agreed with the Company.

(b)           If the Executive terminates this Agreement without Good Reason, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken at the time of the receipt of the notice of termination, and (iii) any other amounts to which the Executive is entitled under any bonus or compensation plan or practice of the Company at the time of termination.  The Executive will not be entitled to receive any Severance Benefits.

6.5          Termination for Death.

(a)           This Agreement will terminate immediately upon the Executive’s death.

(b)           Upon termination of this Agreement due to the Executive’s death, the Company will pay to any beneficiaries designated by the Executive in writing in Exhibit C, or in the absence of such designation, to the Executive’s estate, (each a “Death Benefits Recipient”) (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken by the Executive at the time of termination, and (iii) any other amounts to which the Executive was entitled at the time of termination under any bonus or compensation plan or practice of the Company, provided, however, that any bonus payments under the MICP will be governed by Section 6.2(c)(ii) and not this Section;

(c)           In addition, the Company will pay the Death Benefits Recipient(s), in lieu of any other severance benefits or any other compensation, the Severance Benefits set forth in Section 6.2(c)(i) - (iv); provided that if the Company provides the Executive with life insurance coverage which is at least two (2) times the Executive’s Base Salary, then the payment of such life insurance to the beneficiaries designated in the insurance policy will replace the Company’s obligation to pay the Death Benefits Recipient(s) the Severance Benefits set forth in Section 6.2(c)(i) – (iii); and

(d)           The Executive may change any beneficiary designated in Exhibit C by written notice to the Company.

6.6          Termination for Disability.

(a)           The Company may terminate this Agreement for the Executive’s Disability by written notice to the Executive effective upon receipt or per a termination date agreed with the Executive. “Disability” will be deemed to have occurred if the Executive was physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for (i) a period in excess of ninety (90) consecutive days, or (ii) a period in excess of one hundred twenty (120) days in the aggregate in any consecutive one hundred eighty (180) day period.  This definition will be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.  The existence of the Executive’s Disability will be determined by the Company on the advice of a physician chosen by the Company and either the Executive or, in the event of mental disability, the Executive’s Death Benefits Recipients.  The Company reserves the right to have the Executive examined by such physician at the Company’s expense.

(b)           If the Company terminates this Agreement for the Executive’s Disability, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken at the time of termination, and (iii) any other amounts to which the Executive is entitled at the time of termination under any bonus or compensation plan or practice of the Company provided, however, that any bonus payments under the MICP will be governed by Section 6.2(c)(ii) and not this Section.

(c)           In addition, provided that the Executive executes and does not revoke a Release as provided in Section 7 and complies with Section 6.7(b), the Company will pay or grant the Executive, in lieu of any other severance benefits or any other compensation, the Severance Benefits set forth in Section 6.2(c) (i)-(iv), (vi) and (vii); provided that if the Company provides the Executive with long term disability insurance coverage at not less than 80% of his Base Salary with eligibility for coverage to the age of 65, then the payment pursuant to such insurance will replace the Company’s obligation to pay the Severance Benefits set forth in Section 6.2(c)(i) – (iii).  At the Executive’s election he may pay the premium for this long term disability coverage.

(d)           The Company will have the right to withhold further payments of unpaid Severance Benefits upon its notice to the Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that the Executive has breached any of his post-termination obligations to the Company under applicable laws and as defined in this Agreement and the PIIA.

6.7         Cooperation Obligations.

(a)           Transition Activities.  After delivery or receipt by the Executive of any notice of termination, and for a reasonable period following any termination of this Agreement (to include any period for which the Executive has been provided Base Salary as a severance benefit), the Executive will fully cooperate with the Company in all matters relating to the winding up of the Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

(b)           Return of the Company’s Property.  If the Company has delivered or received a notice of termination of this Agreement, the Company will have the right, at its option, to require the Executive to vacate his offices and to cease all activities on the Company’s behalf prior to the effective date of termination.  Upon the termination of this Agreement, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, the Executive will immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other tangible and intangible property belonging to the Company, it being distinctly understood that all such lists, books and records, and other property, are the property of the Company.  The Executive will deliver to the Company a signed statement certifying compliance with this Section 6.7 prior to the receipt of any post-termination benefits described in this Agreement

(c)           Litigation.  After the termination of this Agreement, the Executive will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems the Executive’s cooperation necessary or desirable.  In such matters, the Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony.  The Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any such legal proceedings, unless the Executive is expressly prohibited by law from so doing.

(d)           Expenses and Fees.  The Company will reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive as a result of his cooperation with the obligations described in this Section 6.7, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures.  Except as provided in the preceding sentence, the Executive will not be entitled to any compensation for activities performed pursuant to this Section 6.7 during the period for which the Executive has been provided Base Salary as a severance benefit. Thereafter, the Company will pay the Executive a compensation for activities performed pursuant to this Section 6.7 based on an hourly rate of 160th of the Executive’s monthly Base Salary immediately preceding the termination of employment (the “Fees”).  In performing obligations under this Section 6.7  following termination of this Agreement, the Executive agrees and acknowledges that he will be serving as an independent contractor, not as a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees, will not be eligible to participate in any Company benefit plans while performing such services.

7.	Release

As a condition precedent to receipt of any Severance Benefits, the Executive will provide the Company with an executed and effective general release substantially in the form attached hereto as Exhibit B (the “Release”), or a release in such other form as the parties may agree upon at the time.

8.	Non-Competition

The Executive will not, for a period of twelve (12) months from the termination of this Agreement, for the Executive’s own account, or as owner, manager, officer, shareholder, consultant, director, representative or employee of a company, participate in the research or development of (i) antibodies against the EpCAM target molecule, or (ii) BiTE antibodies or active agents which trigger the same mechanism as BiTE antibodies (collectively, the “Non-Compete Field”).  The Board may, in its discretion, reduce the scope of the Non-Compete Field.

9.	Non-Solicitation

While employed by the Company, and for a period of six (6) months from the termination of this Agreement, the Executive will not interfere with the business of the Company by (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly causing any third party that provides services to the Company to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company.

10.	General Provisions

10.1           Notices.  Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery or receipt if delivered by mail or courier service, to the Company at its primary office location and to the Executive at his address as listed on the Company payroll or the Executive’s then current place of abode.

10.2           Confidentiality.  Unless publicly disclosed by the Company, the Executive will hold the provisions of this Agreement in strictest confidence and will not publicize or disclose this Agreement in any manner whatsoever; provided, however, that the Executive may disclose this Agreement: (a) to the Executive’s immediate family; (b) in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise permitted or required by law.  In particular, and without limitation, the Executive agrees not to disclose the terms of this Agreement to any current or former employee of the Company.

10.3           Reasonableness of Restrictions.  The Executive acknowledges and agrees that (a) he has read this Agreement in its entirety and understands it, (b) the limitations imposed in this Agreement do not prevent him from earning a living or pursuing his career following the termination of this Agreement, and (c) the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  The Executive represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

10.4           Arbitration and Remedies.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, but excluding claims under or relating to Section 4.3, 6.7(b), 8 or 9 of this Agreement or relating to any separate agreements between the parties (including the Proprietary Information and Inventions Agreement) which do not specify arbitration as the exclusive remedy and which may be pursued in any court of applicable jurisdiction (such claims, the “Excluded Claims”), will be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator selected in accordance with said rules; provided however, that as it may be impossible to assess the damages caused by violation of this Agreement or any of its terms,  the parties agree upon the threatened or actual violation of this Agreement or any of its terms the aggrieved party will have the right to obtain injunctive relief from a court, without bond and without prejudice to any other rights and remedies for a breach or threatened breach of this Agreement. The location for the arbitration will be the Washington, D.C. metropolitan area.  Any award made by such panel will be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration will be borne by the Company; provided however, that at the Executive’s option, the Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement will provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement.  By election arbitration as the means for final settlement of all claims (other than the Excluded Claims), the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.  The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

10.5           Surviving Clauses.  Sections 2.6(c), 3, 5, 6, 7, 8, 9 and 10 (including the definitions of any defined terms referenced therein) will survive any termination or expiration of this Agreement.

10.6           Severability.  In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.  If the court declines to enforce this Agreement in the manner provided in this Section 10.6, the Executive and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and the Executive agrees to be bound by this Agreement as modified.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.7           Waiver.  If either party should waive any breach of any provisions of this Agreement or fail to enforce performance by the other party, he or it will not thereby be deemed to have waived any preceding or succeeding breach or performance of the same or any other provision of this Agreement.  Any such waiver will be effective only if made in writing and signed by the Party waiving such breach or performance.

10.8           Complete Agreement; Amendment.  This Agreement and its Exhibits, constitute the entire agreement between the Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  This Agreement replaces all previous agreements regarding the service relationship of the Executive with the Company.  It is entered into without reliance on any promise or representation other than those expressly contained herein.  This Agreement cannot be modified or amended except in a writing signed by an authorized representative of the Company and the Executive.

10.9           Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.10     Assignment; Assumption by Successor; Non-transferability of Interest.

(a)           The Company may assign this Agreement, without the consent of the Executive, to any business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption will relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)           None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of the Executive.  Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of the Executive to receive any form of compensation to be made by the Company pursuant to this Agreement will be void.

10.11     Headings.  The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.12     Construction.  The language in all parts of this Agreement will in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto.  Without limitation, there will be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

10.13     Choice of Law.  All questions concerning the construction, validity, interpretation of this Agreement will be governed by the laws of the State of Maryland as applicable to contracts made and wholly performed within the State of Maryland by residents of that State.

In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

Micromet, Inc.

/s/ Christian Itin
Name: Christian Itin
Title: President and CEO

/s/ Jan Fagerberg
Jan Fagerberg M.D., Ph.D.

Exhibit A

Micromet, Inc.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Micromet, Inc., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information and Inventions Agreement (the “Agreement”) and agree as follows:

1.    Nondisclosure.

1.1          Recognition of the Company's Rights; Nondisclosure.  I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns.  I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2          Proprietary Information.  The term “Proprietary Information” will mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment.  By way of illustration but not limitation, “Proprietary Information” includes (a)  the identity, structure, chemical formula and composition of any materials in research or development by the Company; procedures and formulations for producing or manufacturing any such materials; all information relating to preclinical and clinical studies and the results thereof; regulatory documentation and/or submissions and information relating to the regulatory status of any such materials; any data, reports, analyses, techniques, processes, technical information, ideas, know-how, trade secrets, patents, patent applications or inventions and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, ongoing or potential projects, grants, grant proposals, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals,  methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and  employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”).  During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

A-1.

1.4          Term of Nondisclosure Restrictions.  I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.    Assignment of Inventions.

2.1          Proprietary Rights.  The term “Proprietary Rights” will mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Schedule A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Schedule A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3          Assignment of Inventions.  Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Unassigned or Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

A-2.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular the Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to the Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such the Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.    Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.

4.    Duty Of Loyalty During Employment. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

5.    Reasonableness Of Restrictions.

5.1          I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

A-3.

5.2          In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

5.3          If the court declines to enforce this Agreement in the manner provided in subsection 5.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

6.    No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.    Return of the Company Property.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement if requested to do so by the Company.

8.    Notices.  Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party will specify in writing.  Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.    Notification of New Employer.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.         General Provisions

10.1        Governing Law.  All questions concerning the construction, validity, interpretation of this Agreement will be governed by and construed according to the laws of the State of Maryland as applicable to contracts made and wholly performed within the State of Maryland by residents of the State of Maryland. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Montgomery County, Maryland for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2        Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

10.3        Successors and Assigns.  This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

10.4        Survival.  The provisions of this Agreement will survive the termination of my employment, regardless of the reason,  and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5        Employment Status.  I agree and understand that nothing in this Agreement will change my employment status or confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause or advance notice.

A-4.

10.6        Waiver.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.  The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7        Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

10.8        Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

I have read this agreement carefully and understand its terms. I have completely filled out Schedule A to this Agreement.

Dated:  ________________

Name: Jan Fagerberg M.D., Ph.D.

Accepted and Agreed To:

Micromet, inc.

By:
Name: Christian Itin
Title: President & CEO

A-5.

Schedule A

Previous Inventions

TO:      Micromet, Inc.

FROM:    ______________________________

DATE:     ______________________________

SUBJECT:     Previous Inventions

1.           Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Micromet, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐            No inventions or improvements.

☐            See below:

☐	Additional sheets attached.

2.           Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

A-6.

Exhibit B

RELEASE AGREEMENT

This Release of Claims (Release”) is made as of _________________ by and between Jan Fagerberg M.D., Ph.D. (“Executive”) and Micromet, Inc. (the “Company”) (together, the “Parties”).

1.           In consideration for Executive’s execution of this Release, the Company will provide the following Severance Benefits: [itemize benefits].

2.           Executive hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which were known or through reasonable diligence should have been known, arising out of or in any way related to Releases, events, acts or conduct at any time prior to the date the Executive executes this Settlement Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with the Company, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, PTO pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated against him on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•
has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to him or any member of his/her family and/or promissory estoppel).

Excluded from this Release are any claims which cannot be waived by law.  The Executive is waiving, however, his/her right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on his/her behalf.  The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended.  The Executive also acknowledges that (i) the consideration given to his/her in exchange for the waiver and release in this Release is in addition to anything of value to which he was already entitled, and (ii) that he/she has been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which he/she is eligible, and have not suffered any on-the-job injury for which he/she has not already filed a claim.  The Executive further acknowledges that he has been advised by this writing that:  (a) his waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) he has been advised hereby that he/she has the right to consult with an attorney prior to executing this Release; (c) he has twenty-one (21) days to consider this Release (although the Executive may choose to voluntarily execute this Release earlier and if he/she does he/she will sign the Consideration Period waiver below); (d) he has seven (7) days following his execution of this Release to revoke the Release; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after the Executive executes this Release.

3.           On or before the last day of the Executive’s employment, the Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that the Executive has had in his/her possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  The Executive will coordinate the return of Company property with [name/title].

4.           Executive further agrees that both during and after the Executive’s employment the Executive acknowledges his/her continuing obligations under his/her Proprietary Information, Inventions and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.

5.           It is understood that the Executive will hold the provisions of this Release in strictest confidence and will not publicize or disclose it in any manner whatsoever; provided, however, that:  (a) the Executive may disclose this Release to his immediate family; (b) the Executive may disclose this Release in confidence to his/her attorney, accountant, auditor, tax preparer, and financial advisor; and (c) the Executive may disclose this Release insofar as such disclosure may be required by law.

6.           Executive agrees not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process.

7.           This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

8.           Executive agrees that upon any breach of this Release the Executive will forfeit all benefits paid or owing to the Executive by virtue of his execution of this Release.  The Executive further acknowledges that it may be impossible to assess the damages caused by violation of the terms of paragraphs 3, 4, 5 and 6 of this Release and further agree that any threatened or actual violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company.  The Executive therefore agrees that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon the Executive’s breach of this Release, the Company will be entitled to an injunction to prevent the Executive from violating or breaching this Release.  The Executive agrees that if the Company is successful in whole or part in any legal or equitable action against the Executive under this Release, the Executive agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Release.

9.           This Release constitutes the complete, final and exclusive embodiment of the entire Release between the Parties with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Release may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.  This Release will bind the heirs, personal representatives, successors and assigns of the Parties, and inure to the benefit of the Parties, their heirs, successors and assigns.  If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable.  This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland.

In Witness Whereof, the Parties have duly authorized and caused this Agreement to be executed as follows:

Micromet, Inc.	Jan Fagerberg M.D., Ph.D., an Individual

By:
Name
Title
Date:	Date:

Exhibit C

DEATH BENEFITS RECIPIENTS

Primary Beneficiary(ies):	Amount of Payment pursuant to Section 6.5

%

%

Secondary Beneficiary(ies) (if Primary Beneficiary(ies) pre-deceased):

%

%

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